Press Release

Earthstone Energy, Inc. Announces Effective Date Of Reverse Stock Split

On Thursday December 30, 2010, 11:26 am EST

DENVER, Dec. 30, 2010 -- Earthstone Energy, Inc., formerly Basic Earth Science Systems, Inc. (Earthstone, Basic or the Company) (OTC Bulletin Board: BSIC.ob), reported that late yesterday, FINRA approved the Company's previously announced reverse stock split.  The reverse split will take effect at the open of business January 3, 2011.  As such, the last pre-split trading day will be tomorrow, December 31, 2010.  The new symbol on January 3rd will be BSICD. The "D" will be appended to the Company's trading symbol for 20 business days including the effective date.

"We are pleased that FINRA was able to process this request so quickly given the impact of the holidays," commented Ray Singleton, President of Earthstone Energy, Inc.  "We are nearing our goal to become listed on a national stock exchange and this step was one of the final remaining hurdles.  In the coming weeks, we intend to issue updates as we complete the remaining prerequisites to achieve this objective."

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Earthstone Energy, Inc. is an independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin in Colorado, southern Texas and the Gulf Coast area.  Earthstone Energy is traded on the Over The Counter Bulletin Board under the symbol BSIC.  Information on Earthstone Energy can be found at its web site: www.earthstoneenergy.com.

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements also include comments regarding the future success of efforts to become listed on a national stock exchange.  Circumstances that could cause actual results to differ materially include a number of factors that could occur prior to or during the listing approval process including; a reduction in the price or trading volume of the Company's stock, economic and political events, a change in exchange listing requirements or qualifications and a change in government regulations. The Company disclaims any obligation to update forward-looking statements.